UNITED STATES
SECURITIES AND EXCHANGE COM--MISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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AXT, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of AXT, Inc. on Tuesday, May 15, 2012, at 10:00 a.m. Pacific Daylight Time. The meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

This year, we continue to use the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly.  As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. It is important that you use this opportunity to take part in our affairs by voting on the business to come before this meeting. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

At the annual meeting we will review our activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

RAYMOND A. LOW
Chief Financial Officer
and Corporate Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 15, 2012

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of AXT, Inc., a Delaware corporation, will be held on Tuesday, May 15, 2012, at 10:00 a.m. Pacific Daylight Time, at our principal offices located at 4281 Technology Drive, Fremont, California 94538, for the following purposes:

1.	To elect two (2) Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3	To ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4.	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 26, 2012 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 4281 Technology Drive, Fremont, California 94538.

By order of the Board of Directors,

RAYMOND A. LOW
Chief Financial Officer
and Corporate Secretary

Fremont, California
April 9, 2012

IMPORTANT: Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote your shares via a toll-free telephone number or over the Internet according to the instructions on the proxy card. To vote and submit your proxy by mail, please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting.  If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2012

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2011 Annual Report, are being distributed and made available on or about April 13, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide our stockholders access to our proxy materials over the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the "Notice") will be mailed on or about April 5, 2012 to most of our stockholders who owned our common stock at the close of business on the record date, March 26, 2012. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you and conserve natural resources.

The Annual Meeting will be held on Tuesday May 15, 2012, at 10:00 a.m. Pacific Daylight Time, for the following purposes:

1.	To elect two (2) Class II directors to hold office for a three-year term and until their respective successors are elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

4.	To transact such other business as may properly come before the meeting.

Our board of directors recommends a vote FOR Items 1, 2 and 3.  If you wish to attend the meeting in person, the meeting will be held at our principal offices located at 4281 Technology Drive, Fremont, California 94538, which can be reached by the following directions:

On highway 880 take the Auto Mall Pkwy exit and head east, and turn right into Technology Drive.

On highway 680 take the Auto Mall Pkwy exit and head west, and turn left into Technology Drive.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of AXT, Inc., a Delaware corporation (“AXT” or the “Company”), for use at AXT’s annual meeting of stockholders to be held on May 15, 2012, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2011 Annual Report, are being distributed and made available on or about April 13, 2012.

SOLICITATION AND VOTING

Voting Rights and Outstanding Securities.  Only stockholders of record as of the close of business on March 26, 2012, the record date, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 32,321,687 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Shares of our Series A Preferred Stock are not entitled to vote on any matters at the meeting. Each stockholder of record as of the record date is entitled to one vote for each share of our common stock held by such stockholder. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” (shares held by a broker or nominee for which the broker or nominee do not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. The ratification of auditors is considered a routine matter.  Your stockbroker, bank or other nominee will not be able to vote on any other matters set forth in this proxy statement unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares by completing and returning the voting instruction card.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Vote Required.  If a quorum is present, the two nominees for directors receiving the highest number of votes will be elected as Class II directors.  Advisory approval of the compensation of our named executive officers require the affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting. The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and voting at the annual meeting is required to approve the ratification of the selection of our independent auditors. Broker non-votes will have no effect on the election of directors or the advisory vote on executive compensation. If you vote to abstain on the proposal to ratify the selection of our independent auditors or on the advisory vote on executive compensation, it will have the same effect as a vote against the proposal.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted as the board of directors recommends on each proposal.  The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment.  A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to our Corporate Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.  Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

Voting by Telephone or the Internet or mail.  If you hold shares through a bank or brokerage firm, you may be able to simplify your voting process and save us expense by voting your shares by telephone or over the Internet. The bank or brokerage firm through which you hold your shares will provide you with separate instructions on a form you will receive from them. Many such firms make telephone or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements. When you vote by phone or over the Internet, your vote is recorded immediately. We encourage our stockholders to vote using these methods whenever possible. If you attend the annual meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by phone, over the Internet or by mail, will be superseded by the vote that you cast at the annual meeting.

How To Obtain A Separate Set of Proxy Materials.  To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one AXT stock account, unless otherwise requested, pursuant to current householding rules, we will deliver only one set of proxy materials to stockholders who share the same address. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate proxy materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling our Investor Relations department at: (510) 683-5900, or by writing us at: AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Investor Relations.

Communicating with AXT.  You can obtain information about us by one of the following methods:

•
Our home page on the Internet, located at www.axt.com, gives you access to product and marketing information, in addition to recent press releases, financial information and stock quotes, as well as links to our filings with the Securities and Exchange Commission. Online versions of this Proxy Statement, our 2011 Annual Report on Form 10-K, and our letter to stockholders are located under the “Investors” section on our website at www.axt.com.

•
To have information such as our latest quarterly earnings release, Form 10-K, Form 10-Q or annual report mailed to you, please contact our Investor Relations at (510) 683-5900 or by email at: ir@axt.com.

For all other matters, please contact our Investor Relations at (510) 683-5900, or send your correspondence to the following address:

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Attention: Investor Relations

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors, two Class II directors and one Class III director, who will serve until the annual meetings of stockholders to be held in 2014, 2012, and 2013, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

The terms of the Class II directors will expire on the date of the upcoming annual meeting. Accordingly, two nominees are to be elected to serve as Class II directors of the Board of Directors at the annual meeting.  Management’s nominees for election by the stockholders to these positions are the current Class II members of the Board of Directors, Messrs. Jesse Chen and Nai-Yu Pai.  If elected, these nominees will serve as directors until our annual meeting of stockholders in 2015 and until their respective successors are elected and qualified. If any nominee declines to serve or become unavailable for any reason, the proxies may be voted for such substitute nominees as the Board of Directors may designate.

If a quorum is present and voting, the two nominees for Class II directors receiving the highest number of votes will be elected as Class II directors.  Abstentions and broker non-votes have no effect on the vote.

Vote Required and Board of Directors Recommendation

The two nominees for director receiving the highest number of votes will be elected as Class II directors.

The Board of Directors recommends a vote “FOR” the nominees named above.

The following table sets forth, for our current directors, including the Class II nominees to be elected at this meeting, and non-director Executive Officers, information with respect to their ages and background:

Name	Principal Occupation	Age	Director Since

Class I directors nominated for election at the 2014 Annual Meeting of Stockholders:
Morris S. Young	Director and Chief Executive Officer	67	1989
David C. Chang	Director	70	2000

Class II directors whose terms expire at the 2012 Annual Meeting of Stockholders:
Jesse Chen	Chairman of the Board	54	1998
Nai-Yu Pai	Director	62	2010

Class III director whose term expires at the 2013 Annual Meeting of Stockholders:
Leonard J. LeBlanc	Director	71	2003

Non-director Executive Officers:

Davis Zhang	President, China Operations	56
Raymond A. Low	Chief Financial Officer and Corporate Secretary	55
Robert G. Ochrym	Vice President, Business Development, Strategic Sales and Marketing	60

Members of the Board of Directors

Morris S. Young, Ph.D. co-founded AXT in 1986 and has served as a director since 1989. He was reappointed as our chief executive officer on July 16, 2009 after retiring in 2006. From 2004 until his retirement in 2006, Dr. Young served as our chief technology officer. Dr. Young served as our chairman of the Board of Directors from February 1998 to May 2004 and as our president and chief executive officer from 1989 to May 2004. From 1985 to 1989, Dr. Young was a physicist at Lawrence Livermore National Laboratory. Dr. Young has a B.S. degree in metallurgical engineering from National Cheng Kung University, Taiwan, a M.S. degree in metallurgy from Syracuse University, and a Ph.D. in metallurgy from Polytechnic University.

The Board has determined that Dr. Young’s long history with the Company, as well as his breadth of experience and on-going, active involvement in the semiconductor industry, make him a valuable asset to the Board.

David C. Chang, Ph.D. has served as one of our directors since December 2000. Dr. Chang has served as president of Polytechnic University in New York (now known as Polytechnic Institute of New York University) from 1994 to 2005 and President Emeritus and chancellor from 2005 to present. Previously, Dr. Chang was dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang served as a director of the NSF/Industry Corporate Research Center for Microwave and Millimeter-Wave Computer Aided Design from 1981 to 1989. Dr. Chang is a member of the board of directors of Time Warner Cable. Dr. Chang has a M.S. degree and a Ph.D. in applied physics from Harvard University and a B.S. degree in electrical engineering from National Cheng Kung University, Taiwan.

The Board has determined that Dr. Chang’s extensive experience in the semiconductor industry allows him to make significant contributions to the strategic direction of the Company.

Jesse Chen has served as one of our directors since February 1998 and was Chairman of the Board of Directors from May 2004 until October 2007, at which time he was appointed our lead independent director. Since March 2009 Mr. Chen has served as our Chairman of the Board of Directors. Since May 1997, Mr. Chen has served as a managing director of Maton Ventures, an investment company. From 1990 to 1996, Mr. Chen served as chief executive officer of BusLogic, Inc., a fabless semiconductor and computer peripherals company. Mr. Chen serves on the board of directors of several private companies. Mr. Chen has a B.S. degree in aeronautical engineering from National Cheng Kung University, Taiwan and a M.S. degree in electrical engineering from Loyola Marymount University.

The Board has determined that Mr. Chen’s experience as a CEO and his investment background provides him with the experience and knowledge in compensation and governance matters for technology companies to enhance his contributions to the Board and its committees.

Nai-Yu Pai has served as one of our directors since August 2010. Mr. Pai has more than 35 years of accounting and auditing experience.  He is the founder of Pai Accountancy, LLP and a partner since 1977. Mr. Pai has served as a director of F2Ware Inc., a privately held secure software solutions company, since May 2009, and served as F2Ware’s chief executive officer from May 2009 to present. Mr. Pai also has served as a director of Authenex, Inc., a venture capital funded two-factor authenticated e-security applications company, since March 2001, and served as Authenex’s chief executive officer from September 2007 to present. Mr. Pai also serves on the board of directors of several other private companies. As a consultant, Mr. Pai has assisted a number of companies with fundraising and mergers and acquisitions, such as Marvell Semiconductor, @Road, Silicon Motion Inc, Accton Technology Corp., Amlogic, Global Manufacture and others. Mr. Pai is a certified public accountant who holds a Master’s Degree in accounting from Saint John’s University in New York, where his primary area of emphasis in taxation and auditing.  He also holds another Master’s degree in Taxation from Golden Gate University.

The Board has determined that Mr. Pai’s strong financial background, extensive board-level experience and expertise in working with technology companies will contribute to the Board and the audit committee.

Leonard J. LeBlanc has served as one of our directors since April 2003. Mr. LeBlanc served as the acting chief financial officer and vice president of corporate development for Ebest, Inc., a privately held applications software company, from February 2001 to September 2003. Mr. LeBlanc was the executive vice president and chief financial officer of Vantive Corporation, a customer relationship management software and solution company, from August 1998 to January 2000. From March 1996 to July 1997, Mr. LeBlanc was the executive vice president of finance and administration and chief financial officer at Infoseek Corporation, an internet search and navigation company. From September 1993 to December 1994, Mr. LeBlanc served as senior vice president, finance and administration of GTECH Corporation, a manufacturer of lottery equipment and systems. From May 1987 to December 1992, Mr. LeBlanc served as executive vice president, finance and administration and chief financial officer of Cadence Design Systems, Inc., an electronic design automation software company. Mr. LeBlanc was on the board of directors and chairman of the audit committee of Oplink Communications, Inc., a provider of optical manufacturing solutions and optical networking components from 2000 to 2009 and chairman of the Board from 2006 to 2009. From November 2009 to November 2010, he was a consultant to Oplink Communications, Inc. Mr. LeBlanc has B.S. and M.S. degrees from the College of Holy Cross, and an M.S. degree in finance from George Washington University.

The Board has determined that Mr. LeBlanc’s financial expertise, his background and experience in the finance function in a number of companies, make him a value contributor to the Board as well as to the audit committee.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors (the “Board”) has determined that, other than Morris S. Young, each of the members of the Board is an independent director for purposes of the Nasdaq Stock Market listing standards.

Executive Sessions

Our independent directors meet in an executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Jesse Chen, an independent director, was designated by the Board as the non-executive Chairman of the Board.

Committees and Meeting Attendance

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.axt.com. The Board held 9 meetings during the fiscal year ended December 31, 2011. Each of the standing committees of the Board held the number of meetings indicated below. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the Board and of the committees of the Board on which such director served during that period. Directors are encouraged to attend our annual meetings of stockholders. Messrs. Jesse Chen, Leonard LeBlanc and Nai-Yu Pai attended our 2011 annual meeting while Mr. David Chang was absent.

The following table sets forth the three standing committees of the Board, the members of each committee during the last fiscal year and the number of meetings held by each committee:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Jesse Chen	✓	✓	✓ (Chair)
David C. Chang	✓	✓ (Chair)	✓
Leonard J. LeBlanc	✓ (Chair)	✓	✓
Nai-Yu Pai	✓	✓	✓
Number of Meetings:	8	6	2

Audit Committee

The members of the Audit Committee during 2011 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. The Board has determined that all Audit Committee members are “independent” as defined under the applicable Nasdaq listing standards and SEC rules and regulations and as such rules apply to audit committee members. The Board has determined that Mr. Leonard LeBlanc, Mr. Jesse Chen and Mr. Nai-Yu Pai are each an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee’s functions include:

•	overseeing the accounting, financial reporting and audit processes;

•	reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent registered public accounting firm;

•	reviewing the results and scope of audit and other services provided by the independent registered public accounting firm;

•	reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

•	reviewing our internal controls.

For additional information concerning the Audit Committee, see “Audit Committee Report” and “Proposal No. 4 Ratification of Appointment of Independent Registered Public Accounting firm”.

Compensation Committee

The members of our Compensation Committee during 2011 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. The Board has determined that all members of the Compensation Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules.

The Compensation Committee has been delegated the responsibility by the Board to oversee the programs under which compensation is paid or awarded to our executive officers and to evaluate the performance of our executive officers. The Compensation Committee has been delegated the authority to: (i) oversee our compensation policies and practices; (ii) review and approve compensation and compensation procedures for our executive officers; (iii) oversee and approve director compensation, and (iv) oversee and approve equity awards to our employees, officers and directors. More specifically, the Compensation Committee’s responsibilities include: overseeing our general compensation structure, policies and programs, and assessing whether our compensation structure establishes appropriate incentives for management and employees; administering our incentive compensation and equity-based compensation plans, including our stock option plans; reviewing and approving compensation procedures for our executive officers; approving the compensation of the Chief Executive Officer based on relevant corporate goals and objectives and the Board’s performance evaluation of the Chief Executive Officer; reviewing and approving the compensation of executive officers other than the Chief Executive Officer; approving employment and retention agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements; and approving the compensation of directors for service on the Board and its committees and recommending changes in compensation to the Board. The Chief Executive Officer does not participate in discussions or approvals related to his compensation. Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation Committee. In addition, the Compensation Committee has engaged Compensia, an outside compensation consulting firm, to review our compensation programs for executive officers and to provide advice on executive officer compensation matters.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Chief Executive Officer and the Chief Financial Officer. Compensation Committee meetings are regularly attended by the Chief Executive Officer and the Chief Financial Officer. The Compensation Committee periodically meets in executive session without members of management present. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to outside consultants by us to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee during 2011 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai. The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” as the term is defined by applicable Nasdaq listing standards and SEC rules. The Nominating and Corporate Governance Committee is responsible for evaluating and selecting director nominees, determining criteria for selecting new directors, developing and reviewing on an ongoing basis the adequacy of the corporate governance principles and guidelines adopted by the Board, overseeing the evaluation of the Board and committees of the Board, and adopting, approving, monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

Director Nominations

Director Qualifications. The Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors consisting of a variety of perspectives and skills derived from high quality business and professional experience. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity, but it does consider Board candidates and/or nominees who represent a mix of backgrounds, diversity of race and ethnicity, gender, age, skills and experience that enhance the quality of the Board’s deliberations and decisions.  Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders. The Nominating and Corporate Governance Committee believes that it is important that at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes it appropriate for one or more key members of our management to participate as a member of the Board.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of the Company and our stockholders.

Identification and Evaluation of Nominees for Director.  The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Nominating and Corporate Governance Committee. Research may also be performed to identify qualified individuals.

The Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for membership on the Board. Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. Candidates so recommended will be reviewed using the same process and standards for reviewing candidates identified above under “Identification and Evaluation of Nominees for Director.” In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, 4281 Technology Drive, Fremont, CA 94538, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment;

•
a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director; and

•	a statement signed by the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management, and stockholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board at that time.

Communications with Directors

Stockholders may communicate with the Board by writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, Attention: Corporate Secretary. Your letter should indicate that you are an AXT stockholder. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded as appropriate. Depending on the subject matter, management will forward the communication to the director or directors to whom it is addressed; attempt to handle the inquiry directly, for example where it is a request for information about us or it is a stock related matter; or not forward the communication if it is primarily commercial in nature, comprises spam, junk mail, mass mailings, product complaints or inquiries, job inquiries business solicitations, or relates to otherwise inappropriate matters.

Board Leadership Structure

The Board has determined that the positions of Chairman of the Board and Chief Executive Officer should be separated.  Mr. Chen currently serves as our Chairman of the Board and Dr. Young currently serves as our Chief Executive Officer.  The Board believes that the separation of these positions allows the Chief Executive Officer to focus more on the operations of the Company, and provides a more effective channel for the Board to express its views on management.

Board’s Role in Risk Oversight

The Board’s risk oversight function is administered through board committees. Generally, the committee with subject matter expertise in a particular area is responsible for overseeing the management of risk in that area. For example, the Audit Committee oversees the management of financial, accounting and internal control risks, the Compensation Committee oversees the management of risks in the Company’s compensation programs, and the Nominating and Corporate Governance Committee oversees compliance with Company policies.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

In carrying out their risk oversight duties, the committees review management’s implementation of risk policies and procedures, and reviews reports from management, independent auditors, internal audit, legal counsel, regulators and outside experts, as appropriate, regarding risks the Company faces.

The Board and its committees are committed to ensuring effective risk management oversight and work with management to ensure that effective risk management strategies are incorporated into the Company’s culture and day-to-day business operations.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all of our employees and directors, including our Chief Executive Officer, Chief Financial Officer, and Corporate Controller, which is available under the “Investors” section on our website at www.axt.com. In addition, we will provide a copy of the Code of Business Conduct and Ethics upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. We will disclose any amendment to the Code of Business Conduct and Ethics, or waiver of any of its provisions, applicable to an executive officer or director under the “Investors” section on our website at www.axt.com.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2011 were David C. Chang, Jesse Chen, Leonard J. LeBlanc and Nai-Yu Pai.  None of the members of the Compensation Committee is or has been an officer or employee of AXT. During fiscal 2011, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2011, none of our executive officers served on the compensation committee (or its equivalent) or on a board of directors of another entity any of whose executive officers served on our Compensation Committee or our Board.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available under the “Investors” section on our website at www.axt.com. A printed copy of the guidelines may be obtained by any stockholder upon request made in writing to us at AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our stockholders are entitled to cast an advisory vote to approve the compensation of our Named Executive Officers (NEOs) as disclosed in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the design and effectiveness of our executive compensation programs.

As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation program are to assure that our compensation and benefits policies attract, motivate and retain the key employees necessary to support our operations and our strategic growth. We urge our stockholders to read the Compensation Discussion and Analysis of this Proxy Statement, as well as the Summary Compensation Table and the related tables and disclosures, for a more complete understanding of how the Company’s executive compensation policies and procedures operate. We believe that our executive compensation program was appropriate and aligned with the Company’s performance.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, our Compensation Committee and our Board value the opinions of our stockholders.  Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and our Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Burr Pilger Mayer, Inc. as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012. Burr Pilger Mayer, Inc. has acted in such capacity since its appointment in fiscal year 2004. A representative of Burr Pilger Mayer, Inc. is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2011 and 2010 by Burr Pilger Mayer, Inc.:

	Fiscal 2011	Fiscal 2010
Audit Fees (1)	$672,230	$670,615
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees (2)	$11,245	$—

(1)
Audit fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements, review of our quarterly condensed consolidated financial statements and services that are normally provided by Burr Pilger Mayer, Inc. in connection with statutory and regulatory filings or engagements.

(2)
All other fees represent fees for professional services provided in connection with the review of a registration statement on Form S-3 and its amendment filed with the Securities and Exchange Commission on July 27, 2011 and August 22, 2011, respectively.

Review of Auditor Independence

The Audit Committee has determined that none of the services rendered by Burr Pilger Mayer, Inc. is incompatible with maintaining Burr Pilger Mayer, Inc.’s independence as our independent registered public accounting firm.

Pre-approval of Audit Fees

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee meets at least quarterly with our management and representatives of our independent registered public accounting firm to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, review the adequacy of accounting and financial controls, review our critical accounting policies, and review and approve any related party transactions. The Audit Committee meets separately, at least once each quarter, with the independent registered public accounting firm and with the Chief Executive Officer. We maintain procedures for the receipt, retention, and handling of complaints, including complaints made anonymously, which the Audit Committee oversees.

Vote Required and Board of Directors Recommendation

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. Notwithstanding its selection, the Board, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board believes that such a change would be in our best interests and those of our stockholders. If the stockholders do not ratify the appointment of Burr Pilger Mayer, Inc. the Board may reconsider its selection.

The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, will be required to ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Burr Pilger Mayer, Inc. is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee has met with Burr Pilger Mayer, Inc., with and without management present, to discuss the overall scope of Burr Pilger Mayer, Inc.’s audit, the results of its examinations and the overall quality of our financial reporting.

The Audit Committee consists of four directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is posted under the “Investors” section on our website at www.axt.com.

We have an internal audit function that reports directly to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives periodic updates of internal audit activity in meetings held at least quarterly throughout the year. Updates include discussion of audit project results, quarterly assessment of internal controls and risks of fraud.

The Audit Committee has discussed and reviewed the audited financial statements with management, and has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by the statement  on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from Burr Pilger Mayer, Inc. the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE

Leonard J. LeBlanc, Chair
David C. Chang
Jesse Chen
Nai-Yu Pai

EXECUTIVE OFFICERS

The following sets forth information regarding our non-director executive officers.  Information regarding Dr. Morris Young, our Chief Executive Officer, is set forth under Proposal No. 1 Election of Directors.

Davis Zhang co-founded AXT in 1986. He was appointed as our President of China Operations on October 26, 2009.  He was our president, joint venture operations, and had served as senior vice president, production from January 1994 until August 1999, as president of the substrate division from August 1999 to 2003 and as senior vice president of production from 2003 to October 2009. From 1987 to 1993, Mr. Zhang served as our senior production manager. Mr. Zhang studied mechanical engineering at Communication University, Beijing, China.

Raymond A. Low was appointed as our Chief Financial Officer on October 26, 2009. Mr. Low joined AXT as corporate controller in February 2005 and was promoted to Vice President, Corporate Controller in July 2006, and was promoted to acting chief financial officer in August 2009. From June 2004 to February 2005, Mr. Low was an independent consultant on a Sarbanes Oxley assignment. From May 2002 to June 2004, Mr. Low was corporate controller of Therasense, Inc. (now Abbott Laboratories), a publicly traded manufacturer of blood glucose monitors. From April 2000 to May 2002, Mr. Low was corporate controller of RStar Networks Inc, a publicly traded internet service provider. From April 1998 to April 2000, Mr. Low was director of accounting for AT&T. Mr. Low spent three years in public accounting with BDO Seidman in San Francisco, and three years in public accounting with Deloitte & Touche in South Africa. Mr. Low is a California certified public accountant, and a member of the California Society of CPAs. Mr. Low is a past member of the chartered institute of management accountants in the United Kingdom. Mr. Low has an M.B.A. degree from Chadwick University, Alabama, a Bachelor of Accounting Science Honors degree from the University of South Africa, and a Bachelor of Commerce degree from Rhodes University, South Africa.

Robert G. Ochrym was appointed as our Vice President, Business Development, Strategic Sales and Marketing on October 26, 2009. Mr. Ochrym joined AXT as Vice President, Business Development in June 2005. From 2003 to May 2005, Mr. Ochrym was national sales manager at Aixtron, Inc., where he was responsible for North American sales and marketing functions. From 1973 to 2003, Mr. Ochrym held various positions in sales and marketing, business development and product management at Uniroyal Optoelectronics, Northrop Grumman and Rhone-Poulenc, and had extensive involvement with rare earths and gallium businesses. Mr. Ochrym has a B.A. degree in Biology from Le Moyne College in Syracuse, New York.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Overview of Compensation Programs and Philosophy

Our philosophy is to provide a total compensation package that is competitive with the prevailing practices for our industry and markets. We believe that there should be a strong link between pay and performance, both at the Company level and the individual level. Although we believe that exceptional individual performance should be rewarded, we believe that such rewards should not be made unless there has been strong Company performance as well as strong individual performance.

Our compensation programs are intended to assure that our compensation and benefits policies attract, motivate and retain the key employees necessary to support our operations and our strategic growth. To meet these objectives, we have adopted the following overriding policies:

•	Pay total compensation that is competitive with the practices of other companies of similar size and in similar industries;

•
Use total cash compensation (salary plus annual cash bonus, payable quarterly) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions;

•	Reward performance by:

•
providing short-term bonus compensation by establishing a bonus plan to reward achievement at specified levels of financial and individual performance, with a significant portion of each executive’s goals related to key financial measures, including company-specific measures comprising achievement of targeted revenue, gross profit and operating expense levels, all being line items upon which executive officer performance can have a significant impact and that can show beneficial financial performance improvement and therefore value to stockholders, and a significant portion being goals specific to each individual executive officer that represent an improvement over such officer’s performance in the prior fiscal year; and

•
providing long-term incentives in the form of stock options and restricted stock awards, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

On May 23, 2011, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote.  Our stockholders approved the compensation of our named executive officers, with over 98.8% of the votes cast in favor of our say-on-pay resolution.  As we evaluated our compensation practices throughout fiscal 2011, we were mindful of the strong support our stockholders expressed for our philosophy of linking compensation to performance.  As a result, our Compensation Committee decided to retain our general approach to executive compensation.  Moreover, in determining how often to hold a stockholder advisory vote on executive compensation, our Board took into account our stockholders’ preference for an annual vote at our 2011 annual meeting of stockholders.  Specifically, the Board determined that we will hold an annual advisory stockholder vote on our named executive compensation until considering the results of our next say-on-pay frequency vote.

Components of Our Compensation Program

There are five major elements that comprise our executive officer compensation programs: (i) base salary; (ii) annual cash bonus, payable quarterly; (iii) long-term incentives, such as stock options and restricted stock awards; (iv) retirement benefits provided under a 401(k) plan; and (v)  perquisites and benefit programs that are generally available to all of our employees. In addition, we provide certain benefits to U.S. employees who spend a significant amount of their time in our Beijing facilities. We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary and bonus target percentages are set with the goal of attracting and retaining employees, adequately compensating them on a day-to-day basis for the time spent and the services they perform, and rewarding them for achievement at specified levels of financial and individual performance. Our stock option grants and restricted stock awards are intended to provide an incentive and reward for the achievement of long-term business objectives, including achievement of our financial goals, our growth, and retaining key employees. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation programs.

These policies were established by our Compensation Committee (the “Committee”) in setting executive officer compensation, including the assessment of the appropriate allocation between current cash compensation, short-term bonus compensation, and long-term compensation. Other considerations include our business objectives, competitive practices and trends, and regulatory requirements.

Oversight of Executive Compensation and Role of Management

Our executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various Nasdaq, Securities and Exchange Commission and Internal Revenue Code rules. The Committee operates under a written charter adopted by our Board. A copy of the charter is available under the “Investors” section on our website at www.axt.com.

During fiscal 2011, the Committee met regularly with our Chief Executive Officer, Dr. Young, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Dr. Young made recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees for fiscal 2011 compensation. The Committee considers, but is not bound by and does not always accept, Dr. Young’s recommendations with respect to executive compensation. For fiscal 2011, the Committee determined that Dr. Young was well placed to know what would motivate his team financially, both in terms of long-term and short-term compensation.

Dr. Young attended most of the Committee’s meetings, but the Committee also regularly held executive sessions not attended by any members of management or non-independent directors. The Committee discussed Dr. Young’s compensation package with him, but made decisions with respect to Dr. Young’s compensation without him present. The Committee has not delegated any of its authority with respect to the compensation of executive officers.

The Committee reviews the compensation programs applicable to executive officers on an annual basis, other than deferred compensation and retirement benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Reliance on Compensation Consultants

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibility and during 2011, the Committee retained a compensation consultant to assist in evaluating our executive officer compensation policies and our overall levels of executive compensation for fiscal 2011. With respect to the elements of executive officer compensation, and in particular the allocation of such compensation among current cash compensation, short-term bonus compensation, and long-term equity compensation, for fiscal 2011 compensation, the Committee retained Compensia, an independent compensation consulting firm to review our executive compensation practices, and aid us in developing a set of executive compensation guiding principles that provide the framework for our compensation programs. In 2011, Compensia reviewed for the Committee the emerging trends and best practices among similarly-situated companies, including pay-for-performance orientation, cash compensation, equity compensation, stock ownership guidelines, employment and change of control agreements, and other matters important for the Committee to review in connection with setting fiscal 2012 executive compensation.

Compensia advised the Committee on all of the principal aspects of executive compensation, including base salaries and annual and long-term incentives. Compensia reported on its evaluation of the competitiveness of our current executive officer compensation program as compared to peer companies, and advised on recommendations for changes in the current executive compensation program. Compensia provided market information about the competitive framework for executive pay and performance benchmarking followed by Compensia in its evaluation of our executive officer compensation programs, including current equity compensation trends and developments. Compensia provided information concerning equity compensation alternatives that could be considered by the Committee, the considerations raised by each alternative, and suggested possible long-term performance-based compensation, the possible terms of long-term incentive awards, and the benefits and risks of equity programs consisting of option grants, grants of restricted stock, or performance shares, or some combination of each. Compensia provided initial parameters of an equity strategy framework that the Committee continues to consider for future implementation.

Representatives of Compensia communicated with the chair of the Committee outside of meetings with the Committee. Compensia reported to the Committee rather than to management, although the consultant met with management from time to time for purposes of gathering information. Compensia did not perform services for the Company other than the Compensation Committee.

Compensation Benchmarking

In October 2011, in order to determine each officer’s target total annual cash compensation (salary and bonuses) for fiscal 2012, the Committee reviewed compensation information from a group of 14 companies identified by Compensia, with input from our management, and included companies with a similar market capitalization to ours, similar annual revenues, and who come from high-technology industries in which we compete for executive officer employees. The peer group consisted of the following companies:

Advanced Analogic Technologies Inc.
Alliance Fiber Optic Products, Inc.
Emcore
GSI Technology
Integrated Silicon Solution, Inc.
Kopin Corp.
Mindspeeds Technologies
Nanometrics Incorporated
Oclaro
Oplink Communications, Inc.
Pericom Semiconductor
QuickLogic Corp.
Sycamore Networks
Zhone Technologies

Data on the compensation practices of the above-mentioned peer group was gathered by Compensia in 2011 through searches of publicly available information, including publicly available databases. The Committee relied upon Compensia to benchmark target cash compensation levels against the above peer group. Peer group data was gathered by Compensia with respect to base salary, actual total cash compensation, target total cash compensation, annual and long term incentives, actual total direct compensation and target total direct compensation. It does not include deferred compensation benefits or generally available benefits, such as 401(k) plans or health care coverage. In setting executive officer compensation for fiscal 2011, the Committee in 2010 reviewed similar information from a peer group comprising of the companies listed above (except for GSI Technology, Mindspeeds Technologies and Pericom Semiconductor, which replaced Endwave Corporation, Leadis Technology and Trio-Tech International, which were removed from the peer group in 2011 in setting executive officer compensation for fiscal 2012 because they were no longer deemed to be appropriate comparables).

Base Salary

To establish executive compensation for fiscal 2012, in October 2011 the Committee reviewed the report of Compensia described above, as well as the recommendations of Dr. Young and the achievement of operating budgets for fiscal 2011, and the goals set in the fiscal 2012 operating plan.

Compensia analyzed compensation payable to our executive officers compared to the peer group, and reported on our existing executive officer compensation arrangements by officer, including base salary, target bonus, total target cash compensation, vested and unvested stock options, equity ownership and percentage ownership. Compensia reviewed the cash compensation levels and performance relative to competitive practices.

Based on the information provided by Compensia, the Committee found that on average, our target total direct compensation falls between the50th and 60th percentile of our market peers.  The Committee’s goal was to target base pay for each executive officer at the 50th percentile among the peer group.

For fiscal 2012, the Committee considered other factors such as the Company’s financial situation, job performance, skill set, prior experience, the executive’s time in his position and/or with us, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain key executives, and market conditions generally. The Committee also considered our commitment to controlling fixed costs in order to maintain profitability. After reviewing such factors, the Committee determined the base salaries of each of the named executive officers for fiscal 2012 to remain unchanged from fiscal 2011.

In setting Dr. Young’s salary, target bonus and stock option grant, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences our overall performance. The Committee also took into consideration the overall compensation policies discussed above.  The fiscal 2012 base salaries for our Named Executive Officers are as follows:

Fiscal 2012 Base Salary
Morris S. Young, Chief Executive Officer	$375,000
Raymond A. Low, Chief Financial Officer and Corporate Secretary	$247,500
Davis Zhang, President China Operations	$300,000
Robert G. Ochrym, Vice President Business Development, Strategic Sales and Marketing	$241,500

Key Executive Bonus Plan

We maintain an annual incentive bonus program for key executive officers to encourage and award achievement of our business goals and to assist us in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation (the “Bonus Plan”). Based on these and the objectives described above, the form of the Bonus Plan was initially approved by the Committee for fiscal 2006.  Thereafter, the Committee has extended operation of the Bonus Plan for fiscal years 2007 to 2012, with revised metrics to reflect the revisions in the operating plans for each fiscal year.

In adopting the Bonus Plan, the Committee confirmed that its philosophy was to use total cash compensation (salary plus annual cash bonus) to recognize appropriately each individual officer’s scope of responsibility, role in the organization, experience and contributions. Although the Committee did not commission a third-party survey when first implementing the Bonus Plan in fiscal 2006, Compensia reviewed the terms of the Bonus Plan and considered the target and actual payments under the Bonus Plan in its evaluation of our executive officer compensation. The Committee did not commission third-party surveys when implementing the Bonus Plans for 2007 to 2012, but reviewed compensation information from peer groups identified by Compensia.

Cash bonuses are paid quarterly under the Bonus Plan in order to motivate the achievement of our business goals, and are based in part upon achievement of Company financial measures and in part upon individual performance metrics established for each executive officer, including both financial and operating metrics. The Committee designed the Bonus Plan to reward achievement at specified levels of financial and individual performance, with a significant portion of each executive’s goals related to key financial measures.

For fiscal 2011, the shared financial goals applicable to all executive officers under the Bonus Plan included achievement of predetermined revenues, gross profit, operating expense levels, and net income, with 80% of the total target bonus based upon achievement of these shared financial goals.  Achievement of target revenue represented 10%, achievement of target gross profit represented 10%, achievement of target operating expenses represented 10%, and achievement of net income represented 50% of the total corporate objectives. The target Company metrics represent a stretch from the operating plan before bonuses can be earned. We use revenue, gross profit, operating expense levels, and net income because these four operational metrics focus the executive officer team on overall business growth and profitability, provide direct “line-of-sight” between decisions and outcomes and are key factors that influence our financial results, and thus stockholder value. We exclude certain estimated share-based compensation expense from the calculation. We believe that this pro forma metric, rather than GAAP-based metrics, enable evaluation of operating results on a consistent and comparable basis. The maximum bonus payable to any executive officer under the 2011 Bonus Plan was 120% of the target bonus established for such executive officer.

The remaining 20% of the target bonus was based upon achievement of individual goals and achievement of specific tasks applicable to the individual executive officer, varied by executive officer, and measured subjectively by our Chief Executive Officer for each quarter, and the achievement of individual goals and achievement of specific tasks applicable to the Chief Executive Officer for each quarter, measured subjectively by the Committee, were approved by the Committee.

The Committee does not have discretion to increase bonuses under the Bonus Plan, but retains the discretion to decrease bonuses paid even if the performance goals are achieved, although the Committee has not in the past utilized such discretion. Bonuses are payable in cash; we do not maintain any program that allows an executive to defer any portion of his salary or bonus, and we do not maintain a deferred compensation plan.

The performance goals and their respective weightings were altered from fiscal years prior to 2006 in order to better align bonus compensation and goals for our executives with the achievement of Company performance, to more adequately base such performance on achievement of Company financial success, to streamline administration of the plan, and to better reflect the executives’ roles. For instance, the Committee determined that the shared financial goals of achievement of revenues, gross profit and operating expense levels were all line items upon which executive performance can have a significant impact and that can show beneficial financial performance improvement and therefore value to stockholders. The Committee discussed whether established measures should result in partial bonus payments to executives even if financial performance was not improved from the prior year, and determined to establish a plan that would not reward performance on one of the established metrics if performance of such metric did not represent an improvement from the prior year’s performance.

In December 2010, the Committee set the bonus formula and performance goals that were used to determine bonuses, if any, under the Bonus Plan for fiscal 2011. The fiscal 2011 target bonuses were as follows:

Named Executive Officer	Amount	Percentage of Salary of Fiscal 2011 Target Bonus
Morris S. Young	$281,250	75.0%
Raymond A. Low	$111,375	45.0%
Davis Zhang	$150,000	50.0%
Robert G. Ochrym	$108,675	45.0%

In fiscal 2011, we, on average, did not exceed performance targets specified for fiscal 2011 for revenue, and gross profit, but maintained operating expense levels, and our named executive officers did not meet all individual metrics. Executive officers achieved approximately 72.6% of the maximum total target bonus amounts, based on Company and individual performance in fiscal 2011. The Committee evaluated achievement of individual targets for the executive officers and assigned appropriate multipliers based on such achievement quarterly. Bonuses were paid quarterly, with the final bonus payment made following the end of fiscal 2011, in March of 2012. Actual bonuses paid to our named executive officers under the Bonus Plan for fiscal 2011 were:

Named Executive Officer	Amount	Percentage of Salary Earned in Fiscal 2011
Morris S. Young	$206,814	55.2%
Raymond A. Low	$76,382	30.9%
Davis Zhang	$113,332	37.8%
Robert G. Ochrym	$76,333	31.6%

Determination of Bonus Amounts for Fiscal 2012

For fiscal 2012, the Corporate Targets were weighted 10% for each of the total revenue target, gross profit target and operating expense target, and 40% (reduced from 50%) for the net income target, for a total of 70% of the total, and achievement of the Individual Targets would represent 30% (increased from 20%) of the total bonus. The Compensation Committee wanted a focus of one-third of the 30% Individual target to be allocated to management on cash flow performance. In December 2011, the Committee set the target bonus for the Named Executive Officers as follows:

Named Executive Officer	Percentage of Salary of Fiscal 2012 Target Bonus
Morris S. Young	75%
Raymond A. Low	45%
Davis Zhang	50%
Robert G. Ochrym	45%

Non-Plan Bonuses

From time to time, the Committee awards special bonuses to certain of our named executive officers outside of the Key Executive Bonus Plan.  In fiscal 2011, the Committee awarded a special bonus to Mr. Zhang in the amount of $50,000 in cash and $50,000 worth of restricted stock awards for his extraordinary performance in establishing further joint ventures and his contribution in successful negotiation of land acquisition in Tianjin, China to build a second manufacturing plant.

Long-Term Incentive Compensation

Historically we have provided long-term incentive compensation through grants of stock options and restricted stock awards that generally vest over multiple years. Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us despite a very competitive labor market. The Committee believes that appropriate equity incentives are critical to attracting and retaining the best employees in the industry, and that stock awards can be an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock awards to our performance in the future.

The number of stock awards the Committee grants to each executive officer and the vesting schedule for each grant is determined based on a variety of factors, including the Committee’s goal to increase the proportion of compensation awarded to executive officers as long-term incentive compensation. We determined that the value of our equity awards has historically been below the 25th percentile of the peer group mentioned above, based on the information provided by Compensia, and so have increased the size of equity awards relative to the increases made in cash compensation.

In its evaluation of fiscal 2011 equity grants, the Committee noted that on average our executive officers continue to have low annual equity values compared to our peer group. Accordingly, the Committee proposed increased grants based on target ownership levels suggested by Compensia. In light of market changes and the importance of employee retention, the Committee considered other types of awards, including restricted stock and performance shares, as a viable means of attracting and retaining key executives.  In 2011, restricted stock awards were also awarded to the executive officers as long-term incentive compensation.

The Committee grants equity awards to executive officers only at its scheduled meetings. Grants approved during scheduled meetings become effective and are priced as of the second trading day after the earnings release for the quarter in which the grants were approved (the “Grant Date”).  All grants of stock options and restricted stock awards or other equity awards to newly-hired employees are made by the Committee at regularly scheduled quarterly meetings, unless the Board or the Committee determines that unusual circumstances, such as in the case of retention of an executive officer or directors, call for consideration of the grant of awards other than at a regular quarterly meeting, in which case consideration of and action with respect to such awards shall take place at a special meeting and not by unanimous written consent.

All equity awards approved during scheduled meetings become effective and are priced as of the second trading day after the earning release for the quarter in which the grants were approved, provided that if public announcement of material information is anticipated, the Grant Date may be deferred at the discretion of the Board or Committee until the second trading day after release of such information. Except as otherwise provided in the stock option plan with respect to grants of incentive stock options (including tandem stock appreciation rights in conjunction with such options) to certain large stockholders, the exercise price of all options and stock appreciation rights granted at regular quarterly meetings shall be the closing price of our common stock on the Grant Date, as reported by the Nasdaq Global Select Market.

The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Also, because equity compensation awards typically vest over a three- or four-year period, the value to recipients of any immediate increase in the price of our stock following a grant will be attenuated.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

We do not maintain a non-qualified deferred compensation plan, other than our AXT, Inc. Employee Savings and Retirement Plan (the “401(k) Plan”). The tax-qualified 401(k) Plan provides for broad-based employee participation. Under the 401(k) Plan, all of our employees are eligible to receive matching contributions from us that are subject to vesting over time. We also make an annual “reconciling match” designed to more evenly determine the amount of matching contributions that eligible employees receive. This reconciling match works by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis. If the annualized matching contribution would have been higher, we contribute a matching contribution equal to the difference between the two. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than the 401(k) Plan.

We also offer a number of other benefits to the named executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, income protection, wellness programs, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Executive officers are eligible to receive health care coverage that is generally available to other employees. In addition, expatriate employees at the level of director and above receive additional time off in addition to the vacation time typically provided to other employees.

The 401(k) Plan and other generally available benefit programs allow us to remain competitive for key employees, and we believe that the availability of the benefit programs generally enhances employee productivity and loyalty. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

We evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Stock Ownership Guidelines

The Board has not adopted stock ownership guidelines applicable to our executive officers or directors.

Compensation of the Chief Executive Officer

On July 16, 2009, we appointed Dr. Morris Young as our Chief Executive Officer at a salary of $300,000. In setting Dr. Young’s salary, target bonus and stock option grant, the Committee relied on market-competitive pay data and the strong belief that the Chief Executive Officer significantly and directly influences our overall performance. The Committee set Dr. Young’s target bonus at 60% of his salary at the time of his appointment in July 2009 and it would be pro- rated for the portion of the year that he was serving as Chief Executive Officer. The Committee also took into consideration the overall compensation policies discussed above. Dr. Young was additionally granted an option to purchase 300,000 shares of common stock on July 16, 2009. All of the stock options granted are subject to time-based vesting over a four year period. In July 2010, the Committee relied on market-competitive pay data and increased the Chief Executive Officer’s annual salary to $375,000 and set his target bonus at 75% of his salary, both effective August 1, 2010. In addition, Dr. Young was granted an option to purchase 110,000 shares of common stock on August 2, 2010, and was also granted 35,000 shares of restricted stock awards on August 2, 2010. In 2011 Dr. Young was granted an option to purchase 90,000 shares of common stock on October 28, 2011, and was also granted 30,000 shares of restricted stock awards on October 28, 2011. All of the stock options and restricted stock awards granted are subject to time-based vesting over a four year period. Dr. Young’s compensation and bonus targets for 2011 will remain the same for 2012.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and the executive officers and other employees as a group. When determining how to apportion between differing elements of compensation, the goal is to meet our objectives while maintaining cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the affordability level.

In addition, we have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Section 280G and related Internal Revenue Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in our control that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A. We structure our equity awards in a manner intended to comply with the applicable Section 409A requirements.

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be considered “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code. Under Section 162(m), we generally receive a federal income tax deduction for compensation paid to any of our named executive officers only if the compensation is less than $1 million during any fiscal year or is “performance-based” under Section 162(m). Our Committee currently intends to continue seeking a tax deduction for all of our executive compensation, to the extent we determine it is in our best interests. All of the stock options granted to our executive officers qualify under Section 162(m) as performance-based compensation.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that AXT specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

We, the Compensation Committee of the Board of Directors of AXT, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE COMPENSATION COMMITTEE

David C. Chang, Chair
Leonard J. LeBlanc
Jesse Chen
Nai-Yu Pai

Summary Compensation Table
The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2011, 2010, and 2009, by our current Chief Executive Officer, our current Chief Financial Officer, and each of  our other executive officers (together, the “named executive officers”):

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)

Morris S. Young	2011	$375,000		$—		$143,700	$238,770	$206,814	$30,375	(3)	$994,659
Chief Executive Officer	2010	$341,827		$—		$204,050	$336,501	$198,455	$26,696	(4)	$1,107,529
	2009	$124,342	(5)	$—		$20,000	$275,280	$87,538	$10,683	(6)	$517,843

Raymond A. Low	2011	$256,875		$—		$33,530	$55,713	$76,382	$12,830	(7)	$435,330
Chief Financial Officer and	2010	$259,007		$—		$64,130	$100,950	$94,905	$10,550	(8)	$529,542
Corporate Secretary	2009	$206,381		$30,000	(9)	$26,400	$108,550	$44,683	$9,691	(10)	$425,705

Davis Zhang	2011	$310,769		$50,000	(11)	$164,958	$191,016	$113,332	$24,310	(12)	$854,385
President, China Operations	2010	$280,000		$—		$128,260	$201,901	$109,081	$16,813	(13)	$736,055
	2009	$260,053		$—		$—	$217,100	$49,875	$11,117	(14)	$538,145

Robert G. Ochrym	2011	$241,279		$—		$47,900	$79,590	$76,333	$13,073	(15)	$458,175
Vice President, Business	2010	$238,846		$—		$64,130	$100,950	$92,290	$11,973	(16)	$508,189
Development, Strategic Sales and Marketing	2009	$202,582		$—		$—	$54,275	$47,735	$27,222	(17)	$331,814

(1)
Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to ASC topic 718, Stock Compensation (“ASC 718”). Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the value of option awards and stock awards calculated based on the grant date fair value as determined pursuant to ASC 718.

(2)
Amounts consist of bonuses earned for services rendered in fiscal 2011. Performance-based bonuses are generally paid under our Key Executive Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Includes amounts earned for the fourth quarter of fiscal 2011, but not paid until March 2012.

(3)	Includes our matching contribution of $15,000 under the tax-qualified 401(k) Plan, travel allowance of $6,226, and our payment on behalf of Dr. Young of $9,149 in term life insurance premiums.

(4)	Includes our matching contribution of $13,673 under the tax-qualified 401(k) Plan, travel allowance of $10,000, and our payment on behalf of Dr. Young of $3,023 in term life insurance premiums.

(5)	Represents salary for partial year since the appointment as Chief Executive Officer in July 2009.

(6)	Includes our matching contribution of $4,615 under the tax-qualified 401(k) Plan, and our payment on behalf of Dr. Young of $6,068 in term life insurance premiums.

(7)	Includes our matching contribution of $9,894 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Low of $2,936 in term life insurance premiums.

(8)	Includes our matching contribution of $9,600 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Low of $950 in term life insurance premiums.

(9)	Retention bonus awarded to Mr. Low in April 2009, payable after December 31, 2009.

(10)	Includes our matching contribution of $8,112 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Low of $1,579 in term life insurance premiums.

(11)
Special bonus awarded to Mr. Zhang for his extraordinary performance in establishing further joint ventures and his contribution in successful negotiation of land acquisition in Tianjin, China to build a second manufacturing plant.

(12)	Includes our matching contribution of $11,969 under the tax-qualified 401(k) Plan, travel allowance of $10,000 and our payment on behalf of Mr. Zhang of $2,341 in term life insurance premiums.

(13)	Includes our matching contribution of $10,800 under the tax-qualified 401(k) Plan, travel allowance of $4,475 and our payment on behalf of Mr. Zhang of $1,538 in term life insurance premiums.

(14)	Includes our matching contribution of $9,542 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Zhang of $1,575 in term life insurance premiums.

(15)	Includes our matching contribution of $9,651 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $3,422 in term life insurance premiums.

(16)	Includes our matching contribution of $9,554 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $2,419 in term life insurance premiums.

(17)	Includes $16,615 housing allowance, our matching contribution of $8,254 under the tax-qualified 401(k) Plan, and our payment on behalf of Mr. Ochrym of $2,353 in term life insurance premiums.

Our executive compensation program is structured so that a portion of our executives’ targeted total compensation is “at risk” (in the form of stock option grants and bonus payments under our Bonus Plan) and therefore dependent upon our results. In determining the “at risk” proportion between cash and equity among our total mix of compensation, we consider the employee position and responsibilities, ability to impact our results, and the competitive market for executive talent in our industry. We strive to balance the components of our compensation program appropriately in light of these factors.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended December 31, 2011 to our named executive officers:

2011 GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)	Underlying Options (#)	of Option Awards ($)	Option Awards ($)(2)

Morris S. Young	10/28/11				30,000	90,000	$4.79	$382,470
	12/19/11	$0	$281,250	$337,500
Raymond A. Low	10/28/11				7,000	21,000	$4.79	$89,243
	12/19/11	$0	$111,375	$133,650
Davis Zhang	10/28/11				34,438	72,000	$4.79	$355,974
	12/19/11	$0	$150,000	$180,000
Robert G. Ochrym	10/28/11				10,000	30,000	$4.79	$127,490
	12/19/11	$0	$108,675	$130,410

(1)
We award bonuses pursuant to the Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Plan-Based Awards.” The actual amount paid to each named executive officer for the fiscal year ended December 31, 2011 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)
The value of an option or stock award is based on the fair value as of the grant date of such award determined pursuant to ASC topic 718, Stock Compensation (“ASC 718”), excluding the impact of estimated forfeitures related to service-based vesting conditions. The exercise price for all options granted to the named executive officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of the value placed on a stock option on the grant date, the actual value of the option will depend on the market value of our common stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2011

		Options Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)

Morris S. Young	11/22/2002	126,000	—	$2.19	11/22/2012	—	—
	8/13/2004	50,000	—	$1.18	8/13/2014	—	—
	9/2/2005	50,000	—	$1.33	9/2/2015	—	—
	7/16/2009	108,786	104,110	$1.59	7/16/2019	—	—
	8/2/2010	44,124	65,876	$5.83	8/2/2020	—	—
	10/28/2011	—	90,000	$4.79	10/28/2021	—	—
	4/27/2009(2)	—	—	—	—	7,575	$ 31,588
	8/2/2010	—	—	—	—	26,250	$109,463
	10/28/2011	—	—	—	—	30,000	$125,100
Raymond A. Low	7/3/2006	5,000	—	$3.37	7/3/2016	—	—
	10/27/2006	10,000	—	$4.81	10/27/2016	—	—
	10/22/2007	14,300	—	$6.31	10/22/2017	—	—
	10/31/2008	16,981	4,469	$1.59	10/31/2018	—	—
	10/26/2009	54,167	45,833	$2.04	10/26/2019	—	—
	8/2/2010	11,000	22,000	$5.83	8/2/2020	—	—
	10/28/2011	—	21,000	$4.79	10/28/2021	—	—
	4/27/2009(2)	—	—	—	—	10,000	$ 41,700
	8/2/2010	—	—	—	—	8,250	$ 34,403
	10/28/2011	—	—	—	—	7,000	$ 29,190
Davis Zhang	7/21/2003	172,900	—	$1.38	7/21/2013	—	—
	8/13/2004	50,000	—	$1.18	8/13/2014	—	—
	9/2/2005	50,000	—	$1.33	9/2/2015	—	—
	10/27/2006	15,000	—	$4.81	10/27/2016	—	—
	10/22/2007	14,300	—	$6.31	10/22/2017	—	—
	10/31/2008	16,981	4,469	$1.59	10/31/2018	—	—
	10/26/2009	108,333	91,667	$2.04	10/26/2019	—	—
	8/2/2010	22,000	44,000	$5.83	8/2/2020	—	—
	10/28/2011	—	72,000	$4.79	10/28/2021	—	—
	8/2/2010	—	—	—	—	16,500	$ 68,805
	10/28/2011	—	—	—	—	34,438	$143,606
Robert G. Ochrym	10/22/2007	431	—	$6.31	10/22/2017	—	—
	10/31/2008	2,250	4,500	$1.59	10/31/2018	—	—
	10/26/2009	5,208	22,917	$2.04	10/26/2019	—	—
	8/2/2010	11,000	22,000	$5.83	8/2/2020	—	—
	10/28/2011	—	30,000	$4.79	10/28/2021	—	—
	8/2/2010	—	—	—	—	8,250	$ 34,403
	10/28/2011	—	—	—	—	10,000	$ 41,700

(1)
Except as otherwise noted, all options awards granted to named executive officers vest at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. After four years, the shares become fully vested and exerciseable. Restricted stock awards granted to named executive officers vest over a four-year period, at a rate of 25% on the each anniversary of the vesting commencement date.

(2)	The restricted stock awards granted on 4/27/2009 vest over a three-year period, at a rate of 1/3 on the each anniversary of the vesting commencement date.

(3)
The market value of the restricted stock awards that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock at December 31, 2011, which was $4.17.

Option Exercises and Stock Vested During Last Fiscal Year

The following table shows all stock options exercised and value realized upon exercise, and the number of shares acquired on vesting and the value realized on vesting by the named executive officers during the fiscal year ended December 31, 2011:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Morris Young	87,104	$552,563	21,567	$155,004
Raymond Low	—	$—	12,750	$93,240
Davis Zhang	—	$—	5,500	$49,280
Robert G. Ochrym	15,377	$102,544	2,750	$24,640

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price.

(2)	Based on the fair value as of the grant date of such awards determined pursuant to ASC topic 718, Stock Compensation (“ASC 718”).

Potential Payments upon Termination or Change in Control

Acceleration of Stock Options

Stock option grants were made to employees under our 1997 Stock Option Plan pursuant to a standard form of stock option agreement. The standard form of stock option agreement provided that in the event of a “change in control,” as defined therein, and termination of employment or resignation for “good reason” as defined therein, within twelve months after the change in control, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation. Options granted to all of our employees from 2002 until the adoption of our 2007 Equity Incentive Plan, including options granted to our named executive officers and directors, include these provisions which provide for acceleration in full upon a change of control event in which the employee is terminated or constructively dismissed within 12 months after the change in control. Options granted to our directors accelerate in full upon the change in control event, whether or not there is a termination of their service to the Company. All options so accelerated remain exercisable for the earlier of the term of the option or six months after the effective date of the termination.

The following are the applicable definitions under the 1997 Stock Option Plan:

A “Change in Control” shall mean an event or a series of related events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of our voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:

•	the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

•	a merger or consolidation in which the Company is a party;

•	the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

•	a liquidation or dissolution of the Company.

“Termination After Change in Control” shall mean any of the following events occurring within twelve (12) months after a Change in Control:

•	termination by the Participating Company Group of the Optionee’s Service with the Participating Company Group for any reason other than for Cause (as defined below); or

•
the Optionee’s resignation for Good Reason (as defined below) from all capacities in which the Optionee is then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.

•
Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of the Optionee’s Service with the Participating Company Group which (1) is for Cause (as defined below); (2) is a result of the Optionee’s death or disability; (3) is a result of the Optionee’s voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.

“Cause” shall mean any of the following: (i) the Optionee’s theft, dishonesty, or falsification of any Participating Company documents or records; (ii) the Optionee’s improper use or disclosure of a Participating Company’s confidential or proprietary information; (iii) any action by the Optionee which has a detrimental effect on a Participating Company’s reputation or business; (iv) the Optionee’s failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (v) any material breach by the Optionee of any employment agreement between the Optionee and a Participating Company, which breach is not cured pursuant to the terms of such agreement; or (vi) the Optionee’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs the Optionee’s ability to perform his or her duties with a Participating Company.

“Good Reason” shall mean any one or more of the following:

•
without the Optionee’s express written consent, the assignment to the Optionee of any duties, or any limitation of the Optionee’s responsibilities, substantially inconsistent with the Optionee’s positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of the Change in Control;

•
without the Optionee’s express written consent, the relocation of the principal place of the Optionee’s Service to a location that is more than thirty (30) miles from the Optionee’s principal place of Service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of the Optionee than such travel requirements existing immediately prior to the date of the Change in Control; or

•
any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (1) the Optionee’s base salary in effect immediately prior to the date of the Change in Control by more than 15% (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to the Optionee’s), or (2) the Optionee’s bonus compensation, if any, in effect immediately prior to the date of the Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Optionee).

Stock option grants made to our named executive officers and directors under our 2007 Equity Incentive Plan provide that in the event of a “Change in Control,” as defined therein, the vesting and exercisability of the option will accelerate such that the option will become immediately exercisable and vested in full as of the date of termination or resignation.

Under the 2007 Equity Incentive Plan, a “Change in Control” is defined as any of the following:

•	any person becomes the direct or indirect beneficial owner of more than 50% of the voting power of our stock;

•
any one or related series of the following in which the stockholders immediately before the transaction do not retain immediately after the transaction direct or indirect beneficial ownership of more than 50% of our voting securities, our successor or the entity to which our assets were transferred;

•	the sale or exchange by the stockholders of more than 50% of our voting stock or a merger to which we are a party; or

•	the sale of all or substantially all of our assets.

If we had been the subject of a change of control that resulted in the termination of employment or resignation for good reason of any of our executive officers as of December 31, 2011, the last business day of our fiscal 2011, the number of options to purchase our common stock held by each executive officer as indicated below would have accelerated and become immediately exercisable and vested in full as of such date. In addition, based on the difference between the weighted average exercise price of the options and $4.17, the closing price of our common stock on December 31, 2011, the net value of these options would be as set forth below:

Name	Number of Options Accelerated	Value of Accelerated Options(1)
Morris Young	259,986	$103,450
Raymond Low	93,302	$59,614
Davis Zhang	212,136	$89,101
Robert G. Ochrym	79,417	$5,303

(1)
Based on a common stock price of $4.17 per share, the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2011, less the applicable exercise price for each option for which vesting is accelerated.

Zhang Employment Contract

On January 10, 2006, we entered into an employment agreement with Mr. Davis Zhang, President, Joint Venture Operations. In the event that Mr. Zhang is terminated without cause, we shall pay Mr. Zhang an amount equal to twenty-four (24) months of his then current salary and reimbursement of health benefits.

Employment may be terminated by us under any one of the following circumstances, any of which shall be deemed, and shall be sufficient to constitute, termination “for cause”:

•	any act of fraud, misappropriation, theft, dishonesty, or other act of moral turpitude,

•	any breach or neglect of the duties required to perform under the terms of this Agreement,

•
engaging in willful misconduct in the performance of duties, committing insubordination (in the sole, reasonable discretion of your supervisor or our Board of Directors), or otherwise failing to perform duties as directed by your supervisor or our Board of Directors,

•	being guilty of, convicted of, or plead guilty or nolo contendre to, a felony, crime of moral turpitude or other serious offense.

If we had terminated Mr. Zhang’s employment without cause on December 31, 2011, the last business day of our fiscal 2011, Mr. Zhang would have received severance benefits under his employment agreement equal to (a) a payment of $600,000, consisting of two times his annual base salary for fiscal 2011 of $300,000, and (b) reimbursement of twenty four months of health benefits of $40,128.

Young Employment Contract

On July 16, 2009, we entered into an employment agreement with Dr. Morris Young, Chief Executive Officer. In the event that Dr. Young is terminated without cause, we shall pay Dr. Young an amount equal to twelve (12) months of his then current salary and reimbursement of twenty four (24) months of health benefits.

In addition, if, after a Change of Control (as defined below), Dr. Young’s employment is terminated by us without cause or by Dr. Young as a result of a defined constructive termination, and provided that Dr. Young executes a general release of claims in a form acceptable to AXT or the acquiring company, Dr. Young will receive the following severance benefits:  (a) continuing payment of his last base salary for one (1) year after the date his employment terminates; and (b) provided he timely elects to continue his health insurance benefits under the applicable COBRA laws, the Company will reimburse him for the premiums necessary to maintain his health insurance coverage for a period of twenty-four (24) months following termination of his employment.

Further, notwithstanding any provision to the contrary contained in any plan or agreement evidencing the options held by Dr. Young, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror” ), does not assume the Company’s rights and obligations under the then-outstanding portion of options held by Dr. Young or substitute for such portion of such options substantially equivalent options for the Acquiror’s stock, then the vesting and exercisability of such options shall be accelerated in full effective as of the date ten (10) days prior to but conditioned upon the consummation of the Change in Control, provided that Dr. Young remains an employee or other service provider with the Company immediately prior to the Change in Control.  Except as set forth above, the treatment of stock-based compensation upon the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards or options.

For purposes of Dr. Young’s employment agreement, a “Change of Control” means a merger, consolidation, sale of substantially all assets of the Company or transfer of beneficial ownership (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of outstanding shares of the capital stock of the Company by 1 (one) or more shareholders of the Company, in which the shareholders of the Company immediately prior to such merger, consolidation, sale or transfer do not own at least 50% (fifty percent) of the combined voting power of the capital stock of the Company or surviving or successor corporation or entity immediately after such transaction.

In addition, under the standard form of stock option agreement, in the event of a Change in Control, if Dr. Young’s employment is terminated or he resigns for “good reason” within twelve months after the Change in Control, then Dr. Young’s stock options will become immediately exercisable and vested as of the date of termination or resignation.  See “Acceleration of Stock Options” above.

If we had terminated Dr. Young’s employment without cause on December 31, 2011, the last business day of our fiscal 2011, Dr. Young would have received severance benefits under his employment agreement equal to (a) a payment of $375,000, equal to 12 months of his current base salary, and (b) reimbursement of twenty four months of health benefits of $51,096.

Low Employment Contract

On October 26, 2009, we entered into an employment agreement with Mr. Raymond Low, our Chief Financial Officer. In the event that Mr. Low is terminated without cause, we shall pay Mr. Low an amount limited to the payment of his salary and other earned compensation through the effective date of termination in addition to any severance to which he may be entitled under AXT’s severance pay plan or policy.

If a change in control of AXT takes place, and within twelve (12) months thereafter, Mr. Low incurs an involuntary separation from service (within the meaning of Treas. Reg. § 1.409A-1(n)), AXT’s total liability to Mr. Low will be limited to the payment of his salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of his then current annual salary, plus continuation of coverage in the AXT group health plan and acceleration of stock options.

Ochrym Employment Contract

On October 26, 2009, we entered into an employment agreement with Mr. Robert Ochrym, our Vice President Business Development, Strategic Sales and Marketing. In the event that Mr. Ochrym is terminated without cause, we shall pay Mr. Ochrym an amount limited to the payment of his salary and other earned compensation through the effective date of termination in addition to any severance to which he may be entitled under AXT’s severance pay plan or policy.

If a change in control of AXT takes place, and within twelve (12) months thereafter, Mr. Ochrym incurs an involuntary separation from service (within the meaning of Treas. Reg. § 1.409A-1(n)), AXT’s total liability to Mr. Ochrym will be limited to the payment of his salary and other earned compensation through the effective date of the involuntary separation from service plus severance in a gross amount equal to one (1) year of his then current annual salary, plus continuation of coverage in the AXT group health plan and acceleration of stock options.

Non-Competition and Non-Solicitation Agreements

As a condition to each executive’s entitlement to receive the base salary amounts and equity award acceleration referenced in the tables above, the executive is required to execute a waiver of claims against us and shall be bound by the terms of a non-competition agreement which prohibits the executive from working in the our industry for a period equal to the greater of one year from the executive’s termination of employment, or, in the case of a change in control, two years from the date of the change in control.

Compensation of Directors

Directors who are also our employees do not receive any additional compensation for their services as directors. Non-employee directors are paid a cash retainer and retainers for service on committees of the Board of Directors.  In addition, each non-employee director was reimbursed for reasonable expenses incurred. We additionally granted restricted stock awards to non-employee directors in 2011 equal to such number of shares determined by dividing the sum of $30,000 by the closing prices of our common stock on The Nasdaq Global Select Market on the dates of grant, which resulted in the awards of 4,137 shares of restricted stock to each of our non-employee directors. The awards vest over three years in equal installments on the anniversary of the dates of grant, conditioned upon the recipient’s continued service as a member of the Board or employee or other consultant on each relevant vesting date.  During 2011, each of our non-employee directors received the following fees for board and committee meeting attendance.

Board cash retainer: Initial Equity Grant (for new directors only)	• $25,000 per annum ($6,250 per quarter) • Restricted stock awards valued at $40,000, vesting in three equal annual installments

Annual Equity Grant	• Restricted stock awards valued at $30,000, based upon the closing stock price on the date of the grant vesting in three equal annual installments

Annual cash retainers for committee service:	• Audit: $10,000 • Compensation: $4,500 • Nominating and Corporate Governance: $2,000

Annual cash retainers for committee chairs:	• Audit: $20,000 • Compensation: $9,000 • Nominating and Corporate Governance: $4,000

Non-executive Chairman of the Board:	• Annual cash retainer of $16,000

The following table sets forth information concerning the compensation earned during the last fiscal year by each individual who served as a director at any time during the fiscal year ended December 31, 2011:

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jesse Chen	$59,500	$30,000	—	—	$89,500
David C. Chang	$46,000	$30,000	—	—	$76,000
Leonard LeBlanc	$51,500	$30,000	—	—	$81,500
Nai-Yu Pai	$41,500	$30,000	—	—	$71,500

Procedures for Approval of Related Person Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions. The Board adopted a formal related party transactions policy in February 2010. Our Related Party Transactions Policy seeks to prohibit all conflicts of interest in transactions between the Company and related parties, unless they have been approved by the Board of Directors of the Company. This policy applies to all employees and directors of the Company, our subsidiaries and our joint ventures.

The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and Nasdaq rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which the Company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•
any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Pursuant to our Code of Business Conduct and Ethics, our employees, executive officers, and directors, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our audit committee (or other independent committee of our board of directors in cases where it is inappropriate for our audit committee to review such transaction due to a conflict of interest). Any request for us to enter into a transaction with an employee, executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval.

Certain Relationships and Related Transactions

Since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting securities or members of that person’s immediate family had or will have a direct or indirect material interest other than the transactions described below.

We have made strategic investments in five joint ventures, which are private companies located in China, in order to gain access to raw materials at competitive cost that are critical to our substrate manufacturing process. We purchase raw materials from each of these five joint ventures, including gallium, arsenic, germanium dioxide, pyrolitic boron nitride crucibles, and boron oxide.

Our ownership of Beijing Ji Ya Semiconductor Material Co., Ltd. (Ji Ya) at inception was 51%. We purchase 99.99% pure gallium (4N Ga) from Ji Ya and have that tolled into high purity gallium which we use in our substrate manufacturing process. During 2005, our ownership share was reduced to 46% as 5% of our ownership was given to Ji Ya’s management upon fulfillment of working at Ji Ya for at least four years. There are no further outstanding commitments. We continue to consolidate Ji Ya as we have significant influence in management and have majority control of the board. Our chief executive officer is chairman of the board, while our president of China operations and our vice president of China administration and our vice president of wafer production are members of the board. Our former chief executive officer, formerly a member of this board of directors, resigned from this board on March 17, 2009. Our former chief financial officer, formerly chairman of the board, and our former chief operating officer, a member of the board, both resigned from this board in August, 2009.

We have a similar arrangement with Nanjing Jin Mei Gallium Co., Ltd. (Jin Mei) where our ownership at inception was 88%. We send the 99.99% pure gallium (4N Ga) that we purchase from Ji Ya to Jin Mei to have that tolled into high purity gallium which we use in our substrate manufacturing process. During 2005, our ownership share was reduced to 83% as 5% of our ownership was given to Jin Mei’s management upon fulfillment of working at Jin Mei for at least three years. There are no further outstanding commitments. We continue to consolidate Jin Mei as we have significant influence in management and have majority control of the board. Our chief executive officer is chairman of the board, while our president of China operations and our vice president of China administration are members of the board. Our former chief executive officer, formerly a member of this board of directors, resigned from this board on March 17, 2009. Our former chief operating officer, formerly the chairman of this board of directors, resigned from this board on August 12, 2009.

We have significant influence over management of Beijing BoYu Semiconductor Vessel Craftwork Technology Co., Ltd (BoYu), have a controlling financial interest of 70%, and have majority control of the board. We purchase paralytic boron nitride (pBN) crucibles from Bo Yu to use in our substrate manufacturing process. Our chief executive officer is chairman of the board and our president of China operations and our vice president of China administration are members of the board. Our former chief executive officer resigned as chairman of the board on March 17, 2009. Our former chief operating officer, a member of the board, resigned from this board on August 12, 2009.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain one compensation plan that provide for the issuance of common stock to officers and other employees, directors, and consultants. This plan is the 2007 Equity Incentive Plan which was approved by stockholders. Our 1997 Stock Option Plan was amended and restated as the 2007 Equity Incentive Plan, and all shares outstanding are reflected under the 2007 Equity Incentive Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the 2007 Equity Incentive Plan as of December 31, 2011:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders 2007 Equity Incentive Plan	2,379,695	$3.25	918,996
Equity compensation plans not approved by stockholders - None	NA	NA	NA
Total	2,379,695		918,996

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of March 26, 2012, certain information with respect to the beneficial ownership of our common stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our Named Executive Officers; and

•	all executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o AXT, Inc., 4281 Technology Drive, Fremont, California 94538.

Except as indicated in the footnotes to the table, we believe that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of March 26, 2012, including upon exercise of stock options and release of restricted stock awards; however, such common stock shall not be deemed outstanding for the purpose of completing the percentage owned by any other person. Percentages of beneficial ownership are based upon 32,321,687 shares of common stock outstanding on March 26, 2012.

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent(3)
5% Stockholders:
Royce and Associates (4) 745 Fifth Avenue New York, New York 10151	4,017,409	12.43%
Thompson, Siegel & Walmsley LLC(5) 6806 Paragon Place, Suite 300 Richmond, VA 23230	2,046,160	6.33%
BlackRock, Inc. (6) 745 Fifth Avenue New York, New York 10151	1,823,292	5.64%
Dimensional Fund Advisors LP(7) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,602,480	4.96%
Directors and Named Executive Officers:
Morris S. Young(8)	946,944	2.90%
Raymond A. Low(9)	157,757	*
Davis Zhang(10)	504,394	1.54%
Robert G. Ochrym(11)	28,844	*
Jesse Chen(12)	161,817	*
David C. Chang(13)	137,542	*
Leonard LeBlanc(14)	74,692	*
Nai-Yu Pai(15)	3,503	*
Directors and executive officers as a group (8 persons)(16)	2,015,493	6.03%

*	Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options and release of restricted stock awards.

(3)
Calculated on the basis of 32,321,687 shares of Common Stock outstanding as of March 26, 2012, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 26, 2012 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on a Schedule 13G/A filed by Royce and Associates with the SEC on January 5, 2012. Royce and Associates retains sole voting and dispositive power over all such shares.

(5)
Based on a Schedule 13G filed by Thompson, Siegel & Walmsley LLC with the SEC on February 10, 2012. According to the Schedule 13G, Thompson, Siegel & Walmsley LLC possesses sole voting power over 1,548,310 shares, shared voting power over 497,850 shares and sole dispositive power over 2,046,160 shares.

(6)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2012. BlackRock, Inc. retains sole voting and dispositive power over all such shares.

(7)
Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 14, 2011. Includes 1,602,480 shares beneficially owned by Dimensional Fund Advisors LP., an investment advisor, as a result of its serving as an investment advisor to four investment companies and as investment manager to certain other commingled group trusts and separate accounts (the “Funds”). According to the Schedule 13G in its roles as investment advisor or manager, Dimensional Fund Advisors LP possesses sole voting power over 1,572,657 shares and sole dispositive power over 1,602,480 shares, that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of AXT held by the Funds. However, all such shares of AXT are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares of AXT.

(8)
Includes 338,070 shares held by the Young Family Trust and the Morris Young Family Ltd. Partnership, of which Morris Young disclaims beneficial ownership. Also includes 7,575 shares of restricted stock awards, and 321,955 shares subject to options and restricted stock awards that may be exercised and released within 60 days after March 26, 2012.

(9)	Includes 10,000 shares of restricted stock awards, and 125,007 shares subject to options and restricted stock awards that may be exercised and released within 60 days after March 26, 2012.

(10)	Includes 474,844 shares subject to options that may be exercised within 60 days after March 26, 2012.

(11)	Includes 28,294 shares subject to options that may be exercised within 60 days after March 26, 2012.

(12)	Includes 11,944 shares of restricted stock awards, and 41,000 shares subject to options and restricted stock awards that may be exercised and released within 60 days after March 26, 2012.

(13)	Includes 11,944 shares of restricted stock awards, and 61,000 shares subject to options and restricted stock awards that may be exercised and released within 60 days after March 26, 2012.

(14)	Includes 11,944 shares of restricted stock awards, and 4,000 shares subject to options and restricted stock awards that may be exercised and released within 60 days after March 26, 2012.

(15)	Includes 1,366 shares of restricted stock awards subject to restricted stock awards that may be released within 60 days after March 26, 2012.

(16)
See notes (8) through (15). Includes 54,773 shares of restricted stock awards, and 1,056,100 shares subject to options  and restricted stock awards that may be exercised and released within 60 days after March 26, 2012 beneficially owned by executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with in a timely manner.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our bylaws.  For a stockholder proposal to be included in our proxy materials for the 2013 annual meeting of stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 14, 2012.  Stockholder business, including nominations or proposals, not intended for inclusion in our proxy materials, may be brought before the 2013 annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, or December 13, 2012.  The stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, (c) the class and number of shares of AXT common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.  A copy of the relevant bylaw provision is available upon request to AXT, Inc., 4281 Technology Drive, Fremont, CA 94538, attention: Corporate Secretary. You can also access our SEC filings, including our 2011 Annual Report on Form 10-K, under the “Investors” section on our website at www.axt.com.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2012 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

RAYMOND A. LOW
Chief Financial Officer
and Corporate Secretary